AMENDED AND RESTATED SCHEDULE A
TO THE TRUST INSTRUMENT

Schedule A

FIRST INVESTORS LIFE SERIES FUNDS

Government Cash Management Fund
Covered Call Strategy Fund
Equity Income Fund
Fund For Income
Growth & Income Fund
International Fund
Investment Grade Fund
Limited Duration Bond Fund
Opportunity Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of January 31, 2019